Exhibit 99.1

NECB Earnings Press Release for 09/30/2026:

NORTHEAST COMMUNITY BANCORP, INC. REPORTS RESULTS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2026

White Plains, New York, October 22, 2026 – NorthEast Community Bancorp, Inc. (Nasdaq: NECB) (the “Company”), the parent holding company of NorthEast Community Bank (the “Bank”), reported net income of $10.7 million, or $0.81 per basic share and $0.79 per diluted share, for the three months ended September 30, 2026 compared to net income of $11.9 million, or $0.90 per basic share and $0.87 per diluted share, for the three months ended September 30, 2025. In addition, the Company reported net income of $30.4 million, or $2.31 per basic share and $2.25 per diluted share, for the nine months ended September 30, 2026 compared to net income of $33.6 million, or $2.54 per basic share and $2.47 per diluted share, for the nine months ended September 30, 2025.

Kenneth A. Martinek, Chairman of the Board and Chief Executive Officer, stated “As we close out the third quarter of 2026 and begin the fourth quarter, we are pleased to report continuing growth of our loan portfolio, particularly in our construction loan portfolio.”

“Focusing on high demand, high growth submarkets in the Bronx, Rockland, Orange, and Sullivan Counties, we continue to grow the portfolio while also providing much needed housing in low- and moderate-income communities.”

“Demand for construction loans throughout these submarkets continues to demonstrate robust growth and we look forward to continuing our efforts as a responsible corporate citizen to meet this growing demand going forward.” Mr. Martinek continued.

“At September 30, 2026, construction loan commitments and loans-in-process outstanding increased by approximately 18.2% as compared to the third quarter of 2025, with over $763 million in total unfunded loan commitments outstanding, and representing a 12.2% increase over the amount of such total commitments outstanding at December 31, 2025.”

Highlights for the three months and nine months ended September 30, 2026 are as follows:

•	Performance metrics continue to be strong with a return on average total assets ratio of 2.00%, a return on average shareholders’ equity ratio of 11.54%, and an efficiency ratio of 41.50% for the three months ended September 30, 2026. For the nine months ended September 30, 2026, the Company reported a return on average total assets ratio of 1.97%, a return on average shareholders’ equity ratio of 11.16%, and an efficiency ratio of 42.36%.

•	Total assets increased $152.5 million, or 7.4%, to $2.2 billion at September 30, 2026 from $2.1 billion at December 31, 2025, driven by loan portfolio growth of $160.0 million, or 8.6%, to $2.0 billion at September 30, 2026 from $1.9 billion at December 31, 2025. Our allowance for credit losses related to loans totaled $4.7 million, or 0.23% of total loans at September 30, 2026, compared to $4.7 million, or 0.25% of total loans at December 31, 2025.

•	Total stockholders’ equity increased by $19.0 million, or 5.4%, to $370.7 million, or 16.73% of total assets as of September 30, 2026 from $351.7 million, or 17.04% of total assets as of December 31, 2025.

Balance Sheet Summary

Total assets increased $152.5 million, or 7.4%, to $2.2 billion at September 30, 2026, from $2.1 billion at December 31, 2025. The increase in assets was primarily due to an increase in net loans of $160.0 million, partially offset by a decrease in cash and cash equivalents of $8.5 million.

Cash and cash equivalents decreased $8.5 million, or 10.5%, to $72.6 million at September 30, 2026 from $81.2 million at December 31, 2025. The decrease in cash and cash equivalents partially funded the increase of $160.0 million in net loans.

Equity securities decreased $341,000, or 1.3%, to $26.2 million at September 30, 2026 from $26.6 million at December 31, 2025. The decrease in equity securities was attributable to market depreciation of $1.3 million due to market interest rate volatility during the nine months ended September 30, 2026, partially offset by the purchase of $1.0 million in equity securities during the nine months ended September 30, 2026.

Securities held-to-maturity increased $359,000, or 2.0%, to $18.7 million at September 30, 2026 from $18.3 million at December 31, 2025 due to the purchase of $2.0 million in municipal securities, partially offset by pay-downs of various investment securities and an increase of $9,000 to the allowance for credit losses for held-to-maturity securities.

Loans, net of the allowance for credit losses, increased $160.0 million, or 8.6%, to $2.0 billion at September 30, 2026 from $1.9 billion at December 31, 2025. The increase in loans consisted of an increase of $207.3 million in construction loans, partially offset by decreases of $37.0 million in commercial and industrial loans, $5.0 million in multi-family loans, $3.3 million in mixed-use loans, $1.6 million in non-residential loans, $104,000 in one-to-four family loans, and $15,000 in consumer loans.

During the nine months ended September 30, 2026, we originated loans totaling $966.4 million, which include commitments and funded loans, consisting primarily of $914.8 million in construction loans, $26.3 million in commercial and industrial loans, $24.0 million in multi-family loans, $675,000 in mixed-use loans, and $500,000 in non-residential loans. The $914.8 million in construction loans had $393.5 million, or 43.0%, disbursed at loan closing, with the remaining funds to be disbursed over the terms of the construction loans. These disbursements were offset by normal pay-downs and principal reductions as construction projects were completed and either condominium units were sold to end buyers or multi-family rental buildings were refinanced by other financial institutions. The commercial and industrial loans had $19.1 million, or 72.7%, disbursed at loan closing as of September 30, 2026.

The allowance for credit losses related to loans was $4.7 million at September 30, 2026 and December 31, 2025. Although our total loan portfolio increased $160.0 million, or 8.6%, from December 31, 2025 to September 30, 2026, portfolios carrying higher allowance rates due to longer terms or higher credit risks have decreased. During the nine months ended September 30, 2026, commercial and industrial loans decreased $37.0 million, or 24.6%, and residential, multi-family, mixed use and non-residential mortgage loans decreased $10.0 million, or 2.7%. These decreases were mostly offset by an increase in the construction loan portfolio, which carries a lower allowance rate, during the same period.

The allowance for credit losses for off-balance sheet commitments increased $284,000, or 32.3%, to $1.2 million at September 30, 2026 from $879,000 at December 31, 2025 due primarily to an increase of $83.1 million, or 12.2%, in off-balance sheet commitments from December 31, 2025 to September 30, 2026.

The allowance for credit losses for held-to-maturity securities increased $9,000, or 7.1%, to $135,000 at September 30, 2026 from $126,000 at December 31, 2025 due to an increase in our municipal bond portfolio.

Premises and equipment decreased $339,000, or 1.3%, to $25.0 million at September 30, 2026 from $25.4 million at December 31, 2025 primarily due to the amortization of fixed assets. Property held for investment was $1.3 million at both September 30, 2026 and December 31, 2025.

Federal Home Loan Bank stock increased by $133,000, or 32.4%, to $543,000 at September 30, 2026 from $410,000 at December 31, 2025 primarily due to an increase in our mortgage-related assets.

Bank owned life insurance (“BOLI”) increased $557,000, or 2.1%, to $27.0 million at September 30, 2026 from $26.4 million at December 31, 2025 due to increases in the BOLI cash value.

Accrued interest receivable increased $626,000, or 5.1%, to $12.9 million at September 30, 2026 from $12.2 million at December 31, 2025 due to an increase in the loan portfolio.

Right of use assets — operating decreased $542,000, or 11.6%, to $4.1 million at September 30, 2026 from $4.7 million at December 31, 2025, primarily due to depreciation of the right of use assets.

Other assets increased $603,000, or 5.5%, to $11.6 million at September 30, 2026 from $11.0 million at December 31, 2025 due to an increase of $1.3 million in suspense accounts, partially offset by decreases of $592,000 in tax assets and $146,000 in prepaid expenses.

Total deposits increased $202.7 million, or 12.5%, to $1.8 billion at September 30, 2026 from $1.6 billion at December 31, 2025. The increase in deposits was primarily due to increases in certificates of deposit of $87.8 million, or 9.8%, NOW/money market accounts of $72.8 million, or 24.1%, and non-interest-bearing deposits of $53.7 million, or 19.8%, partially offset by a decrease in savings account balances of $11.6 million, or 8.2%.

The increase of $87.8 million in certificates of deposit consisted of increases of $201.8 million, or 54.5%, in brokered certificates of deposit, partially offset by decreases of $63.5 million, or 94.0%, in non-brokered listing services certificates of deposit and $50.5 million, or 11.3%, in retail certificates of deposit.

The increase in brokered certificates of deposit was due to management’s strategy to reduce short term borrowings due to the potential for further increases in interest rates. The decrease in non-brokered listing services certificates of deposit was due to management’s strategy to reduce the cost of funds. The decrease in retail certificates of deposit was due to a shift in deposits to our retail high yield money market accounts.

Advance payments by borrowers for taxes and insurance increased $523,000, or 22.2%, to $2.9 million at September 30, 2026 from $2.4 million at December 31, 2025 due primarily to accumulation of real estate tax payments from borrowers.

Borrowings decreased $70.0 million to no borrowings at September 30, 2026 from $70.0 million at December 31, 2025 due primarily to management’s strategy to reduce interest rate risk with less reliance on short term borrowings.

Lease liability – operating decreased $499,000, or 10.4%, to $4.3 million at September 30, 2026 from $4.8 million at December 31, 2025, primarily due to the amortization of the lease liability.

Accounts payable and accrued expenses increased $858,000, or 5.0%, to $18.2 million at September 30, 2026 from $17.3 million at December 31, 2025 due primarily to increases in accounts payable of $674,000, deferred compensation of $424,000, the allowance for credit losses for off-balance sheet commitments of $284,000, and suspense account – loan closings of $44,000, partially offset by decreases in accrued interest expense of $504,000 and accrued expenses of $64,000.

Stockholders’ equity increased $19.0 million, or 5.4% to $370.7 million at September 30, 2026, from $351.7 million at December 31, 2025. The increase in stockholders’ equity was due to net income of $30.4 million for the nine months ended September 30, 2026, the amortization expense of $1.6 million relating to restricted stock and stock options granted under the Company’s 2022 Equity Incentive Plan, an increase of $589,000 in earned employee stock ownership plan shares coupled with a reduction of $391,000 in unearned employee stock ownership plan shares, $37,000 in stock options exercised, and $42,000 in other comprehensive income. These increases were offset by dividends declared of $9.3 million and stock repurchases and excise taxes of $4.8 million.

Results of Operations for the Three Months Ended September 30, 2026 and 2025

Net Interest Income

Net interest income was $26.1 million for the three months ended September 30, 2026, as compared to $25.9 million for the three months ended September 30, 2025. The increase in net interest income of $154,000, or 0.6%, was primarily due to a decrease in interest expense that exceeded a decrease in interest income caused by a decrease in the cost of funds for interest-bearing liabilities that exceeded a decrease in the yield on interest-earning assets.

Total interest and dividend income decreased $608,000, or 1.5%, to $38.7 million for the three months ended September 30, 2026 from $39.3 million for the three months ended September 30, 2025. The decrease in interest and dividend income was due to a decrease in the yield on interest-earning assets by 61 basis points from 8.15% for the three months ended September 30, 2025 to 7.54% for the three months ended September 30, 2026, partially offset by an increase in the average balance of interest-earning assets of $123.7 million, or 6.4%, to $2.1 billion for the three months ended September 30, 2026 from $1.9 billion for the three months ended September 30, 2025.

The decrease in the yield on interest-earning assets was due to a 75 basis points decrease in the Federal Funds rate from September 2025 to December 2025, partially offset by a 25 basis points increase in the Federal Funds rate in September 2026. These interest rate movements resulted in a decrease in the yield on our construction loans and commercial and industrial loans because the interest rates on these loans are indexed to the Prime Rate and change whenever the Prime Rate changes.

Interest expense decreased $762,000, or 5.7%, to $12.6 million for the three months ended September 30, 2026 from $13.3 million for the three months ended September 30, 2025. The decrease in interest expense was due to a decrease in the cost of interest-bearing liabilities by 39 basis points from 3.91% for the three months ended September 30, 2025 to 3.52% for the three months ended September 30, 2026. The decrease in the cost of interest-bearing liabilities was offset by an increase in the average balance of interest-bearing liabilities of $62.6 million, or 4.6%, to $1.4 billion for the three months ended September 30, 2026 from $1.4 billion for the three months ended September 30, 2025.

Our net interest margin decreased 29 basis points, or 5.5%, to 5.09% for the three months ended September 30, 2026 compared to 5.38% for the three months ended September 30, 2025. The decrease in the net interest margin was due to a 75 basis points decrease in the Federal Funds rate from September 2025 to December 2025, partially offset by a 25 basis points increase in the Federal Funds rate in September 2026. These interest rate movements resulted in a decrease in the yield on interest-earning assets and a smaller decrease in the cost of funds on interest-bearing liabilities.

Credit Loss Expense

The Company recorded no credit loss expense for the three months ended September 30, 2026 and September 30, 2025.

With respect to the allowance for credit losses for loans, we charged off $37,000 during the quarter ended September 30, 2026, as compared to charge-offs of $75,000 during the quarter ended September 30, 2025. The charge-offs during the quarters ended September 30, 2026 and September 30, 2025 were against various unpaid overdrafts in our demand deposit accounts.

We recorded recoveries of $8,000 during the quarter ended September 30, 2026 compared to recoveries of $99,000 during the quarter ended September 30, 2025. The recoveries during the quarters ended September 30, 2026 and September 30, 2025 comprised of recoveries from previously charged-off unpaid overdraft on demand deposit accounts.

Non-Interest Income

The Company recorded non-interest loss of $185,000 for the three months ended September 30, 2026 compared to non-interest income of $1.0 million for the three months ended September 30, 2025. The decrease of $1.2 million, or 118.2%, in total non-interest income was primarily due to a decrease of $1.3 million in unrealized gain/(loss) on equity securities and a loss of $10,000 on the disposition of fixed assets. These were partially offset by increases of $51,000 in other loan fees and service charges, $16,000 in BOLI income, and $13,000 in miscellaneous other non-interest income.

The decrease in unrealized gain/(loss) on equity securities was due to an unrealized loss of $1.1 million on equity securities during the quarter ended September 30, 2026 compared to an unrealized gain of $170,000 on equity securities during the quarter ended September 30, 2025. The unrealized loss of $1.1 million and unrealized gain of $170,000 on equity securities during the quarters ended September 30, 2026 and 2025, respectively, were due to market interest rate volatility during both periods.

The increase of $51,000 in other loan fees and service charges was due to increases of $62,000 in ATM/debit card/ACH fees and $3,000 in deposit account fees, partially offset by a decrease of $14,000 in loan service charges and fees. The increase of $16,000 in BOLI income was due to an increase in the yield on BOLI assets. The increase of $13,000 in miscellaneous other non-interest income was due to increases in miscellaneous operating income during the quarter.

Non-Interest Expense

Non-interest expense increased $402,000, or 3.9%, to $10.7 million for the three months ended September 30, 2026 from $10.4 million for the three months ended September 30, 2025. The increase resulted primarily from increases of $757,000 in other operating expenses, $43,000 in salaries and employee benefits, $26,000 in occupancy expense, and $10,000 in equipment expense, partially offset by decreases of $238,000 in real estate owned expense, $103,000 in outside data processing expense, and $93,000 in advertising expense.

Other non-interest operating expense increased $757,000, or 27.0%, to $3.6 million for the three months ended September 30, 2026 from $2.8 million for the three months ended September 30, 2025 due mainly to increases of $844,000 in miscellaneous other non-interest expense, $64,000 in consulting fees, $60,000 in service contracts expense, $52,000 in personnel recruitment expense, $8,000 in directors compensation, $4,000 in directors, officers and employees expense, $4,000 in office supplies, and $3,000 in insurance expense. These increases were partially offset by decreases of $179,000 in regulatory fees, $46,000 in legal fees, $21,000 in telephone expense, $20,000 in audit and accounting expense, and $16,000 in dues and subscription expense.

The increase of $844,000 in miscellaneous other non-interest expense was mainly due to increases of $729,000 in miscellaneous charge-offs, $66,000 in public company expense, $48,000 in miscellaneous other non-interest expense, and $2,000 in check and correspondent bank charges, partially offset by a decrease of $1,000 in postage expense. The increase of $729,000 in miscellaneous charge-offs was due to an increase in customer fraud involving checks and debit cards.

Income Taxes

We recorded income tax expense of $4.5 million and $4.7 million for the three months ended September 30, 2026 and 2025, respectively. For the three months ended September 30, 2026, we had approximately $259,000 in tax exempt income, compared to approximately $216,000 in tax exempt income for the three months ended September 30, 2025. Our effective income tax rate was 29.6% for the three months ended September 30, 2026 compared to 28.5% for the three months ended September 30, 2025.

Results of Operations for the Nine Months Ended September 30, 2026 and 2025

Net Interest Income

Net interest income was $74.9 million for the nine months ended September 30, 2026 as compared to $75.3 million for the nine months ended September 30, 2025. The decrease in net interest income of $401,000, or 0.5%, was primarily due to a decrease in interest income that exceeded a decrease in interest expense and a decrease in the yield on interest earning assets, partially offset by a smaller decrease in the cost of funds for interest bearing liabilities.

Total interest and dividend income decreased $4.8 million, or 4.2%, to $110.7 million for the nine months ended September 30, 2026 from $115.5 million for the nine months ended September 30, 2025. The decrease in interest and dividend income was due to a decrease in the yield on interest earning assets by 61 basis points from 8.10% for the nine months ended September 30, 2025 to 7.50% for the nine months ended September 30, 2026, partially offset by an increase in the average balance of interest earning assets of $67.9 million, or 3.6%, to $2.0 billion for the nine months ended September 30, 2026 from $1.9 billion for the nine months ended September 30, 2025.

The decrease in the yield on interest-earning assets was due to a 75 basis points decrease in the Federal Funds rate from September 2025 to December 2025, partially offset by a 25 basis points increase in the Federal Funds rate in September 2026. These interest rate movements resulted in a decrease in the yield on our construction loans and commercial and industrial loans because the interest rates on these loans are indexed to the Prime Rate and change whenever the Prime Rate changes.

Interest expense decreased $4.4 million, or 11.0%, to $35.8 million for the nine months ended September 30, 2026 from $40.2 million for the nine months ended September 30, 2025. The decrease in interest expense was due to a decrease in the cost of interest bearing liabilities by 47 basis points from 3.95% for the nine months ended September 30, 2025 to 3.48% for the nine months ended September 30, 2026, partially offset by an increase in average interest bearing liabilities of $12.5 million, or 0.9%, to $1.4 billion for the nine months ended September 30, 2026 from $1.4 billion for the nine months ended September 30, 2025.

Net interest margin decreased 21 basis points, or 4.0%, to 5.07% for the nine months ended September 30, 2026 compared to 5.28% for the nine months ended September 30, 2025. The decrease in the net interest margin was due to a 75 basis points decrease in the Federal Funds rate from September 2025 to December 2025, partially offset by a 25 basis points increase in the Federal Funds rate in September 2026. These interest rate movements resulted in a decrease in the yield on interest-earning assets and a smaller decrease in the cost of funds on interest-bearing liabilities.

Credit Loss Expense

The Company recorded a credit loss expense of $860,000 for the nine months ended September 30, 2026 compared to a credit loss expense of $237,000 for the nine months ended September 30, 2025. The credit loss expense of $860,000 for the nine months ended September 30, 2026 was comprised of credit loss expense for loans of $568,000, credit loss expense for off-balance sheet commitments of $283,000, and credit loss expense for held-to-maturity securities of $9,000. The credit loss expense of $237,000 for the nine months ended September 30, 2025 was comprised of credit loss expense for loans of $62,000 and credit loss expense for off-balance sheet commitments of $175,000.

The credit loss expense for loans of $568,000 for the nine months ended September 30, 2026 was primarily due to replenishment of the allowance for credit losses due to charge-offs totaling $584,000.

The credit loss expense for off-balance sheet commitments of $283,000 for the nine months ended September 30, 2026 was primarily due to an increase in unfunded off-balance sheet commitments. The credit loss expense for held-to-maturity securities of $9,000 for the nine months ended September 30, 2026 was primarily due to an increase in the municipal bond portfolio.

The credit loss expense for loans of $62,000 for the nine months ended September 30, 2025 was primarily due to an increase in the multi-family loan portfolio. The credit loss expense for off-balance sheet commitments of $175,000 for the nine months ended September 30, 2025 was primarily due to an increase in unfunded off-balance sheet commitments.

With respect to the allowance for credit losses for loans, we charged off $584,000 during the nine months ended September 30, 2026 as compared to charge-offs of $678,000 during the nine months ended September 30, 2025. The charge-offs during the nine months ended September 30, 2026 comprised of $500,000 against a commercial and industrial loan and $84,000 against various unpaid overdrafts in our demand deposit accounts. The charge-offs during the nine months ended September 30, 2025 were against various unpaid overdrafts in our demand deposit accounts.

We recorded recoveries of $8,000 during the nine months ended September 30, 2026 compared to recoveries of $534,000 during the nine months ended September 30, 2025. The recoveries during the quarter ended September 30, 2026 comprised of recoveries from previously charged-off unpaid overdraft on demand deposit accounts. The recoveries of $534,000 during the nine months ended September 30, 2025 comprised of recoveries of $350,000 with respect to a previously charged-off non-residential mortgage loan and $184,000 from previously charged-off unpaid overdrafts on demand deposit accounts.

Non-Interest Income

Non-interest income for the nine months ended September 30, 2026 was $1.3 million compared to non-interest income of $3.1 million for the nine months ended September 30, 2025. The decrease of $1.9 million, or 59.7%, in total non-interest income was primarily due to decreases of $1.9 million in unrealized gain/(loss) on equity securities, $82,000 in other loan fees and service charges, and a loss of $10,000 on the disposition of fixed assets, partially offset by increases of $57,000 in miscellaneous other non-interest income and $43,000 in BOLI income.

The decrease in unrealized gain on equity securities was due to an unrealized loss of $1.3 million on equity securities during the nine months ended September 30, 2026 compared to an unrealized gain of $521,000 on equity securities during the nine months ended September 30, 2025. Both the unrealized loss of $1.3 million on equity securities during the 2026 period and the unrealized gain of $521,000 on equity securities during the 2025 period were due to market interest rate volatility during both periods.

The decrease of $82,000 in other loan fees and service charges was due to a decrease of $240,000 in other loan fees and loan servicing fees, partially offset by an increase of $154,000 in ATM/debit card/ACH fees and $3,000 in deposit account fees. The increase of $57,000 in miscellaneous other non-interest income was due to increases in miscellaneous operating income during the quarter. The increase in BOLI income of $43,000 was due to an increase in the yield on BOLI assets.

Non-Interest Expense

Non-interest expense increased $773,000, or 2.5%, to $32.3 million for the nine months ended September 30, 2026 from $31.5 million for the nine months ended September 30, 2025. The increase resulted primarily from increases of $965,000 in other operating expenses, $448,000 in salaries and employee benefits, and $199,000 in occupancy expense, partially offset by decreases of $277,000 in real estate owned expense, $232,000 in advertising expense, $76,000 in outside data processing expense, and $16,000 in equipment expense.

Other non-interest expense increased $965,000, or 11.5%, to $9.4 million for the nine months ended September 30, 2026 from $8.4 million for the nine months ended September 30, 2025 due mainly to increases of $1.2 million in miscellaneous other non-interest expense, $120,000 in service contract expense, $87,000 in consulting fees, $37,000 in insurance expense, $37,000 in directors, officers, and employee expense, $28,000 in directors compensation, and $11,000 in personnel recruitment expense. These increases were partially offset by decreases of $368,000 in regulatory fees, $61,000 in audit and accounting fees, $60,000 in telephone expense, $34,000 in dues and subscriptions expense, $25,000 in office supplies expense, and $3,000 in legal fees.

The increase of $1.2 million in miscellaneous other non-interest expense was mainly due to increases of $1.1 million in miscellaneous charge-offs, $112,000 in public company expenses, and $24,000 in check and correspondent bank charges, partially offset by decreases of $4,000 in postage expense and $3,000 in miscellaneous other non-interest expense. The increase of $1.1 million in miscellaneous charge-offs was due to an increase in customer fraud involving checks and debit cards.

Income Taxes

We recorded income tax expense of $12.6 million and $13.1 million for the nine months ended September 30, 2026 and 2025, respectively. For the nine months ended September 30, 2026, we had approximately $759,000 in tax exempt income, compared to approximately $630,000 in tax exempt income for the nine months ended September 30, 2025. Our effective income tax rates were 29.3% and 28.0% for the nine months ended September 30, 2026 and 2025, respectively.

Asset Quality

Non-performing assets totaled $17.4 million at September 30, 2026 compared to no non-performing assets at December 31, 2025. The non-performing assets at September 30, 2026 comprised of one construction loan totaling $13.9 million and two commercial and industrial loans totaling $3.5 million that are in foreclosure and are secured by a seven story multi-family building with 63 apartment units and one ground floor commercial space occupied by a supermarket located in the Bronx, New York. We do not currently anticipate any losses on these three loans because we believe the outstanding loan balance is sufficiently collateralized by the value of the security property.

Our ratio of non-performing assets to total assets was 0.79% at September 30, 2026 compared to 0.00% at December 31, 2025.

The Company’s allowance for credit losses related to loans was $4.7 million, or 0.23% of total loans at September 30, 2026, compared to $4.7 million, or 0.25% of total loans at December 31, 2025. Based on a review of the loans that were in the loan portfolio at September 30, 2026, management believes that the allowance for credit losses related to loans is maintained at a level that represents its best estimate of expected losses in the loan portfolio.

In addition, at September 30, 2026, the Company’s allowance for credit losses related to off-balance sheet commitments totaled $1.2 million and the allowance for credit losses related to held-to-maturity debt securities totaled $135,000.

Capital

The Company’s total stockholders’ equity to assets ratio was 16.73% as of September 30, 2026. At September 30, 2026, the Company had the ability to borrow $1.0 billion from the Federal Reserve Bank of New York and $8.0 million from Atlantic Community Bankers Bank.

The Bank’s capital position remains strong relative to current regulatory requirements and the Bank is considered a well-capitalized institution under the Prompt Corrective Action framework. As of September 30, 2026, the Bank had a tier 1 leverage capital ratio of 16.79% and a total risk-based capital ratio of 15.15%.

The Company commenced its third stock repurchase program on December 10, 2025 whereby the Company is authorized to repurchase up to 1,400,435, or 10%, of the Company’s issued and outstanding common stock. As of September 30, 2026, the Company had repurchased 239,894 shares of common stock under its third repurchase program, at a cost of $5.6 million, including commission costs and Federal excise taxes.

About NorthEast Community Bancorp

NorthEast Community Bancorp, headquartered at 325 Hamilton Avenue, White Plains, New York 10601, is the holding company for NorthEast Community Bank, which conducts business through its eleven branch offices located in Bronx, New York, Orange, Rockland, and Sullivan Counties in New York and Essex, Middlesex, and Norfolk Counties in Massachusetts and three loan production offices located in New City, New York, White Plains, New York, and Danvers, Massachusetts. For more information about NorthEast Community Bancorp and NorthEast Community Bank, please visit www.necb.com.

Forward Looking Statement

This press release contains certain forward-looking statements. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements as a result of numerous factors. Factors that could cause actual results to differ materially from expected results include, but are not limited to, changes in market interest rates, regional and national economic conditions (including higher inflation or recessionary conditions and their impact on regional and national economic conditions), legislative and regulatory changes, changes relating to rent regulation and housing, including recent legislative action in New York City to freeze rents on certain rent-regulated properties, monetary and fiscal policies of the United States government, including policies of the United States Treasury and the Federal Reserve Board, the impacts of tariffs, sanctions and other trade policies of the United States and its global trading counterparts, the impact of changing political conditions or federal government shutdowns, the quality and composition of the loan or investment portfolios, demand for loan products, decreases in deposit levels necessitating increased borrowing to fund loans and securities, competition, demand for financial services in NorthEast Community Bank’s market area, changes in the real estate market values in NorthEast Community Bank’s market area, the impact of failures or disruptions in or breaches of the Company’s operational or security systems, data or infrastructure, or those of third parties, including as a result of cyberattacks or campaigns, and changes in relevant accounting principles and guidelines. Additionally, other risks and uncertainties may be described in our annual and quarterly reports filed with the U.S. Securities and Exchange Commission (the “SEC”), which are available through the SEC’s website located at www.sec.gov. These risks and uncertainties should be considered in evaluating any forward-looking statements and undue reliance should not be placed on such statements. Except as required by applicable law or regulation, the Company does not undertake, and specifically disclaims any obligation, to release publicly the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of the statements or to reflect the occurrence of anticipated or unanticipated events.

CONTACT:	Kenneth A. Martinek
Chairman and Chief Executive Officer

PHONE:	(914) 684-2500

NORTHEAST COMMUNITY BANCORP, INC.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Unaudited)

	September 30,	December 31,
	2026	2025
	(In thousands, except share
	and per share amounts)
ASSETS
Cash and amounts due from depository institutions	$7,711	$10,456
Interest-bearing deposits	64,918	70,719
Total cash and cash equivalents	72,629	81,175
Certificates of deposit	100	100
Equity securities	26,229	26,570
Securities held-to-maturity (net of allowance for credit losses of $135 and $126, respectively)	18,674	18,315
Loans receivable	2,020,340	1,860,066
Deferred loan costs, net	36	268
Allowance for credit losses	(4,723)	(4,731)
Net loans	2,015,653	1,855,603
Premises and equipment, net	25,038	25,377
Investments in restricted stock, at cost	543	410
Bank owned life insurance	26,990	26,433
Accrued interest receivable	12,854	12,228
Property held for investment	1,306	1,334
Right of Use Assets – Operating	4,114	4,656
Right of Use Assets – Financing	340	343
Other assets	11,567	10,964
Total assets	$2,216,037	$2,063,508
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Deposits:
Non-interest bearing	$325,624	$271,924
Interest bearing	1,493,944	1,344,977
Total deposits	1,819,568	1,616,901
Advance payments by borrowers for taxes and insurance	2,875	2,352
Borrowings	-	70,000
Lease Liability – Operating	4,297	4,796
Lease Liability – Financing	464	434
Accounts payable and accrued expenses	18,183	17,325
Total liabilities	1,845,387	1,711,808

Stockholders’ equity:
Preferred stock, $0.01 par value; 25,000,000 shares authorized; none issued or outstanding	$—	$—
Common stock, $0.01 par value; 75,000,000 shares authorized; 13,766,631 shares and 13,963,432 shares outstanding, respectively	138	140
Additional paid-in capital	108,957	111,575
Unearned Employee Stock Ownership Plan (“ESOP”) shares	(4,827)	(5,218)
Retained earnings	266,107	244,970
Accumulated other comprehensive gain	275	233
Total stockholders’ equity	370,650	351,700
Total liabilities and stockholders’ equity	$2,216,037	$2,063,508

NORTHEAST COMMUNITY BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
	(In thousands, except per share amounts)		(In thousands, except per share amounts)
INTEREST INCOME:
Loans	$37,858	$38,281	$108,074	$111,903
Interest-earning deposits	482	716	1,638	2,824
Securities	331	282	988	798
Total Interest Income	38,671	39,279	110,700	115,525
INTEREST EXPENSE:
Deposits	11,409	11,929	33,421	37,915
Borrowings	1,159	1,401	2,372	2,303
Financing lease	10	10	30	29
Total Interest Expense	12,578	13,340	35,823	40,247
Net Interest Income	26,093	25,939	74,877	75,278
Provision for credit loss	—	—	860	237
Net Interest Income after Provision for Credit Loss	26,093	25,939	74,017	75,041
NON-INTEREST (LOSS) INCOME:
Other loan fees and service charges	688	638	1,907	1,989
Loss on disposition of equipment	(10)	-	(10)	-
Earnings on bank owned life insurance	193	177	557	514
Unrealized (loss) gain on equity securities	(1,098)	170	(1,341)	521
Other	42	29	140	83
Total Non-Interest (Loss) Income	(185)	1,014	1,253	3,107
NON-INTEREST EXPENSES:
Salaries and employee benefits	5,459	5,416	17,448	17,000
Occupancy expense	764	738	2,426	2,227
Equipment	235	225	679	695
Outside data processing	711	814	2,232	2,307
Advertising	22	115	108	340
Real estate owned expense	-	238	-	515
Other	3,562	2,805	9,358	8,394
Total Non-Interest Expenses	10,753	10,351	32,251	31,478
INCOME BEFORE PROVISION FOR INCOME TAXES	15,155	16,602	43,019	46,670
PROVISION FOR INCOME TAXES	4,483	4,737	12,600	13,068
NET INCOME	$10,672	$11,865	$30,419	$33,602

NORTHEAST COMMUNITY BANCORP, INC.

SELECTED CONSOLIDATED FINANCIAL DATA

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
	(In thousands, except per share amounts)		(In thousands, except per share amounts)
Per share data:
Earnings per share - basic	$0.81	$0.90	$2.31	$2.54
Earnings per share - diluted	0.79	0.87	2.25	2.47
Weighted average shares outstanding - basic	13,131	13,252	13,156	13,228
Weighted average shares outstanding - diluted	13,566	13,632	13,537	13,626
Performance ratios/data:
Return on average total assets	2.00%	2.35%	1.97%	2.25%
Return on average shareholders' equity	11.54%	13.84%	11.16%	13.40%
Net interest income	$26,093	$25,939	$74,877	$75,278
Net interest margin	5.09%	5.38%	5.07%	5.28%
Efficiency ratio	41.50%	38.40%	42.36%	40.16%
Net charge-off ratio	0.01%	0.00%	0.04%	0.01%

Loan portfolio composition:			September 30, 2026	December 31, 2025
One-to-four family			$3,010	$3,114
Multi-family			301,486	306,508
Mixed-use			21,862	25,197
Total residential real estate			326,358	334,819
Non-residential real estate			36,907	38,463
Construction			1,543,624	1,336,329
Commercial and industrial			113,408	150,397
Consumer			43	58
Gross loans			2,020,340	1,860,066
Deferred loan cost, net			36	268
Total loans			$2,020,376	$1,860,334
Asset quality data:
Loans past due over 90 days and still accruing			$-	$-
Non-accrual loans			17,444	-
Total non-performing assets			$17,444	$—

Allowance for credit losses to total loans			0.23%	0.25%
Allowance for credit losses to non-performing loans			27.08%	0.00%
Non-performing loans to total loans			0.86%	0.00%
Non-performing assets to total assets			0.79%	0.00%

Bank's Regulatory Capital ratios:
Total capital to risk-weighted assets			15.15%	15.62%
Common equity tier 1 capital to risk-weighted assets			14.90%	15.36%
Tier 1 capital to risk-weighted assets			14.90%	15.36%
Tier 1 leverage ratio			16.79%	16.39%

NORTHEAST COMMUNITY BANCORP, INC.

NET INTEREST MARGIN ANALYSIS

(Unaudited)

	Three Months Ended September 30, 2026			Three Months Ended September 30, 2025
	Average	Interest	Average	Average	Interest	Average
	Balance	and dividend	Yield	Balance	and dividend	Yield
	(In thousands, except yield/cost information)			(In thousands, except yield/cost information)
Loan receivable gross	$1,962,183	$37,858	7.72%	$1,826,726	$38,281	8.38%
Securities	45,008	323	2.87%	39,901	275	2.76%
Federal Home Loan Bank stock	543	8	5.89%	1,070	7	2.62%
Other interest-earning assets	44,799	482	4.30%	61,177	716	4.68%
Total interest-earning assets	2,052,533	38,671	7.54%	1,928,874	39,279	8.15%
Allowance for credit losses	(4,752)			(4,724)
Non-interest-earning assets	90,933			91,219
Total assets	$2,138,714			$2,015,369

Interest-bearing demand deposit	$377,489	$2,894	3.07%	$298,408	$2,559	3.43%
Savings and club accounts	130,622	657	2.01%	134,258	730	2.17%
Certificates of deposit	798,602	7,858	3.94%	807,285	8,640	4.28%
Total interest-bearing deposits	1,306,713	11,409	3.49%	1,239,951	11,929	3.85%
Borrowed money	121,146	1,169	3.86%	125,346	1,411	4.50%
Total interest-bearing liabilities	1,427,859	12,578	3.52%	1,365,297	13,340	3.91%
Non-interest-bearing demand deposit	316,512			284,100
Other non-interest-bearing liabilities	24,473			23,046
Total liabilities	1,768,844			1,672,443
Equity	369,870			342,926
Total liabilities and equity	$2,138,714			$2,015,369

Net interest income / interest spread		$26,093	4.01%		$25,939	4.24%
Net interest rate margin			5.09%			5.38%
Net interest earning assets	$624,674			$563,577
Average interest-earning assets to interest-bearing liabilities	143.75%			141.28%

NORTHEAST COMMUNITY BANCORP, INC.

NET INTEREST MARGIN ANALYSIS

(Unaudited)

	Nine Months Ended September 30, 2026			Nine Months Ended September 30, 2025
	Average	Interest	Average	Average	Interest	Average
	Balance	and dividend	Yield	Balance	and dividend	Yield
	(In thousands, except yield/cost information)			(In thousands, except yield/cost information)
Loan receivable gross	$1,871,662	$108,074	7.70%	$1,783,195	$111,903	8.37%
Securities	45,158	966	2.85%	38,176	775	2.71%
Federal Home Loan Bank stock	497	22	5.90%	637	23	4.81%
Other interest-earning assets	51,729	1,638	4.22%	79,145	2,824	4.76%
Total interest-earning assets	1,969,046	110,700	7.50%	1,901,153	115,525	8.10%
Allowance for credit losses	(4,692)			(4,892)
Non-interest-earning assets	91,797			94,435
Total assets	$2,056,151			$1,990,696

Interest-bearing demand deposit	$349,140	$7,999	3.05%	$290,663	$7,405	3.40%
Savings and club accounts	133,457	1,989	1.99%	138,116	2,221	2.14%
Certificates of deposit	803,627	23,433	3.89%	860,890	28,289	4.38%
Total interest-bearing deposits	1,286,224	33,421	3.46%	1,289,669	37,915	3.92%
Borrowed money	85,718	2,402	3.74%	69,812	2,332	4.45%
Total interest-bearing liabilities	1,371,942	35,823	3.48%	1,359,481	40,247	3.95%
Non-interest-bearing demand deposit	297,161			276,529
Other non-interest-bearing liabilities	23,754			20,433
Total liabilities	1,692,857			1,656,443
Equity	363,294			334,253
Total liabilities and equity	$2,056,151			$1,990,696

Net interest income / interest spread		$74,877	4.01%		$75,278	4.15%
Net interest rate margin			5.07%			5.28%
Net interest earning assets	$597,104			$541,672
Average interest-earning assets to interest-bearing liabilities	143.52%			139.84%